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                                                                      EXHIBIT 99

[LOGO]

                                                               FROM: Bill Klutho
                   John Deere Worldwide Commercial & Consumer Equipment Division
                                       FOR MORE INFORMATION, CONTACT: Ray Hornak
                                                                  (919) 877-0877
                                                            hornak@epley-ral.com

CONSUMER INFORMATION OR LOCAL DEALER:  800-537-8233

                       JOHN DEERE REACHES LONG-TERM SALES
     AND DISTRIBUTION AGREEMENT WITH THE HOME DEPOT-Registered Trademark-

       RALEIGH, N.C. -- The Home Depot-Registered Trademark- will begin selling a limited line of John Deere branded lawn and garden equipment and will become the exclusive distributor of Homelite-Registered Trademark-hand-held power equipment effective with the Spring 2001 selling season, according to officials with the John Deere Worldwide Commercial & Consumer Equipment Division.

         The Home Depot is the world's largest home improvement retailer with more than 1,000 locations in the U.S. and Canada and more than $38 billion in sales. The new arrangement will expand John Deere's existing supplier agreement with The Home Depot. John Deere currently manufactures Scotts branded riding mowers, sold exclusively at The Home Depot.

         "John Deere has always aligned itself with world-class organizations. To be the best, you have to associate with the best," said Mark Rostvold, senior vice president of the Commercial and Consumer Equipment Division. "That's why this expanded agreement with The Home Depot makes sound financial sense."


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         "The Home Depot is a company that has sustained consistent growth while focusing on customer satisfaction; that is precisely the same philosophy that John Deere has practiced for more than 160 years," Rostvold said.

         Only three of John Deere's nine models of walk-behind mowers will be sold through The Home Depot's stores. Three John Deere-branded string trimmers will also be available at The Home Depot. All walk-behind models and trimmers will continue to be sold through John Deere dealers, along with the full John Deere line of riding mowers and lawn and garden tractors.

         As part of the agreement, the full line of Homelite hand-held power equipment, including string trimmers, blowers and edgers, will be sold only through The Home Depot and John Deere dealers starting in 2001.

         "Our John Deere dealers are a critical element in this agreement," noted Rostvold. "While The Home Depot does not provide service at its retail outlets, they realize the importance of service to assure customer satisfaction and John Deere dealers are well positioned to provide the service. A significant number of John Deere dealers will benefit through the pre-delivery inspection they perform now for Home Depot stores as well as from selling parts and performing routine service," he said.

         The John Deere Worldwide Commercial & Consumer Equipment Division manufactures and distributes a full line of lawn care products for residential, commercial, and golf and turf applications.

         Founded in 1978, Atlanta-based Home Depot is the world's largest home improvement retailer, operating more than 1,000 stores in the U.S. and Canada. The Home Depot plans to have more than 2,000 stores by the end of 2003. Its stock is publicly traded (NYSE:HD) and is included in the Standard & Poor's 500 Index.


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